EXHIBIT 10.6

                 AUTOZONE MANAGEMENT STOCK OWNERSHIP PLAN

In order to encourage and facilitate the ownership of AutoZone stock by those senior managers and members of the Board of Directors who shape the strategy, recommend the policies and manage the operation of the company, the Compensation Committee is establishing the AutoZone Management Stock Ownership Plan.

1. Stock Ownership Guidelines: The following guidelines are hereby established for stock ownership by the senior officers and directors of the Company and such officers are expected to obtain these goals within a five year period:

     CEO                 5 times current base salary
     COO                 4 times current base salary
     EVP                 3 times current base salary
     SVP                 2-3 times current base salary
     Business unit heads 2-3 times current base salary
     New Directors       5 times annual retainer
     (including those elected
     within last 3 yrs.)

2. Loan: The Company will loan such senior officers and members of the Board of Directors who are included in Paragraph 1 up to 50% of the amount established in paragraph 1 to be used for the purchase of Company stock. Each such officer will sign a 5 year promissory note with interest accruing at the rate to be determined by the Committee.

As a condition to receiving a loan from the Company, a senior officer (not including directors) must (i) participate fully in the Company's Employee Stock Purchase Plan and (ii) purchase the amount of stock set forth by the Committee and paragraph 3 with the annual bonus received by the senior officer. If a participant leaves the company other than as a result of normal retirement, the then outstanding loan balance and interest will become immediately due and owing. Notwithstanding, if a participant's employment is terminated without cause, the loan balance shall not accelerate and shall continue until the due date stated in the promissory note executed by the participant.

3. Annual Bonus. Beginning with Fiscal year 2000 bonuses, each senior officer participating in this plan must use the following percentage of his or her annual bonus for the purchase of Company stock:

   CEO 50%
   COO 40%
   EVP 30%
   SVP 20%
   Business unit
     Heads 20%